Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman and CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS HIGHER REVENUES, NET INCOME
FOR FISCAL 2011 SECOND QUARTER

Agilent Agreement, Telogy Acquisition and Strong Rental Business
Continue to Foster Significant Growth

VAN NUYS, Calif. – December 20, 2010 – Electro Rent Corporation (NASDAQ:ELRC) today reported a 46% increase in revenues and a 77% increase in net income for its second fiscal quarter ended November 30, 2010.

Total revenues for the second quarter of fiscal 2011 grew to $53.3 million from $36.6 million for the same period last year.  Rental and lease revenues rose 27% to $29.7 million from $23.3 million for the fiscal 2010 second quarter, reflecting increased rental demand and higher rental prices in North America and Europe, as well as added revenues from the acquisition of Telogy, LLC.  Lease revenues were essentially unchanged from the prior-year second quarter.  Sales of equipment and other revenues increased 78% to $23.6 million for the fiscal 2011 second quarter from $13.2 million last year, primarily attributable to increased sales activity related to the company’s sales agreement with Agilent, partially offset by declines in used equipment sales and finance lease activity.

Net income grew 77% to $7.1 million, or $0.30 per diluted share, for the fiscal 2011 second quarter, from $4.0 million, or $0.17 per diluted share, for the year-ago period.

“We have substantially improved the company’s financial profile and performance by maximizing opportunities gained through our strategic acquisition of Telogy and our sales agreement with Agilent as its sole Authorized Technology Partner in the U.S. and Canada,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “As we continue to broaden our potential customer base and grow market share, we are enthusiastic about our ability to continue delivering improved financial results and reinforcing our position as the clear leader in our segment of the electronic test and measurement equipment market.”

SG&A expenses for the fiscal 2011 second quarter were $13.7 million, or 25.7% of total revenues, compared with $10.4 million, or 28.3% of total revenues, for same period last year.  The net increase was primarily attributable to increases in the company’s sales force in connection with the Agilent agreement, as well as expenses associated with higher rental activity.  Total operating expenses were $43.7 million for the second quarter of fiscal 2011, versus $30.7 million in the same period last year, also primarily due to the company’s new Agilent sales channel personnel and strong rental demand, as well as the higher cost of equipment sales resulting from the company’s Agilent sales agreement.

Interest income was $101,000 for the fiscal 2011 second quarter, compared with $1.0 million last year, reflecting a lower cash balance in fiscal 2011, the redemption of the company’s auction rate securities in the first quarter of fiscal 2011 which carried a higher interest rate last year, and a realized gain of $800,000 on the sale of the company’s investments available-for-sale in the second quarter of fiscal 2010.

Operating profit for the fiscal 2011 second quarter rose 63% to $9.6 million, or 18.0% of total revenues, from $5.9 million, or 16.1% of total revenues, for last year’s fiscal second quarter.

Total revenues for the first six months of fiscal 2011 grew to $104.1 million from $68.8 million for the comparable prior year period.  Rental and lease revenues for the fiscal 2011 year-to-date period increased to $58.5 million from $45.1 million last year.  Equipment sales and other revenues totaled $45.6 million for the six months ended November 30, 2010, up from $23.7 million for the first half of fiscal 2010.

Net income for the fiscal 2011 year-to-date period advanced to $12.3 million, or $0.51 per diluted share, from $6.1 million, or $0.25 per diluted share, in the fiscal 2010 period.

SG&A expenses were $27.3 million, or 26.2% of total revenues, for the first six months of fiscal 2011, versus $20.7 million, or 30.0% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2011 six-month period were $86.0 million, compared with $59.6 million for the fiscal 2010 six-month period.

Operating profit for the first six months of fiscal 2011 rose to $18.1 million, or 17.4% of total revenue, from $9.2 million, or 13.4% of total revenue, in the prior-year period.

Electro Rent’s effective tax rate was 26.7% for the second quarter of fiscal 2011 and 32.8% for the first six months of fiscal 2011, compared with 42.2% for the second quarter of fiscal 2010 and 42.5% for the first six months of fiscal 2010.  The decrease in both periods was due to a $1.4 million reduction of the income tax provision related to the effective settlement of the company’s uncertain tax positions during the second quarter of fiscal 2011.

Rental equipment purchases for the fiscal 2011 second quarter and year-to-date period were $23.4 million and $48.3 million, respectively, compared with $13.6 million and $23.0 million, respectively, for the same periods last year.  The book value of Electro Rent's equipment was $190.5 million at November 30, 2010, up from $173.6 million at May 31, 2010.

As of November 30, 2010, Electro Rent had an order backlog of $16.7 million as the result of sales in connection with the company’s Agilent sales agreement.  The majority of the backlog is expected to be delivered to customers before the end of May 2011.  The company had no order backlog in the prior-year period.

Electro Rent paid dividends of $3.6 million for the second quarter of fiscal 2011.  On an annualized basis, the company’s current quarterly dividend of $0.15 per common share represents a 3.9% yield on the December 17, 2010 closing price of $15.28.

Total shareholders' equity at November 30, 2010 was $235.7 million, or $9.83 per share, versus $230.0 million, or $9.60 per share, at May 31, 2010.

Electro Rent had $31.1 million in cash, cash equivalents and investments at November 30, 2010, versus $47.2 million at May 31, 2010.  Electro Rent’s balance sheet remains debt free.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, broadening the company’s customer base, and delivering improved financial results, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2010	2009	2010	2009

Revenues:
Rentals and leases	$29,673	$23,329	$58,460	$45,076
Sales of equipment and other revenues	23,604	13,248	45,642	23,702

Total revenues	53,277	36,577	104,102	68,778

Operating expenses:
Depreciation of rental and lease equipment	11,919	10,473	23,575	21,268
Costs of revenues other than depreciation of rental
and lease equipment	18,087	9,853	35,309	17,620
Selling, general and administrative expenses	13,714	10,357	27,282	20,665
Gain on bargain purchase, net of taxes	(49)	-	(202)	-

Total operating expenses	43,671	30,683	85,964	59,553

Operating profit	9,606	5,894	18,138	9,225

Interest income, net	101	1,048	219	1,356

Income before income taxes	9,707	6,942	18,357	10,581

Income tax provision	2,588	2,931	6,017	4,495

Net income	$7,119	$4,011	$12,340	$6,086

Earnings per share:
Basic	$0.30	$0.17	$0.51	$0.25
Diluted	$0.30	$0.17	$0.51	$0.25

Shares used in per share calculation:
Basic	23,976	23,918	23,970	23,925
Diluted	24,075	23,959	24,049	23,968

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	November 30,	May 31,
	2010	2010
ASSETS

Cash and cash equivalents	$31,067	$32,906
Investments, trading, at fair value (cost of $14,275)	-	13,323
Put option	-	952
Accounts receivable, net of allowance for doubtful accounts of $473 and $536	28,470	25,670
Rental and lease equipment, net of accumulated depreciation of $186,210 and $177,380	190,467	173,647
Other property, net of accumulated depreciation and amortization of $16,464 and $16,055	13,628	13,585
Goodwill	3,109	3,109
Intangibles, net of amortization of $2,126 and $2,017	1,289	1,398
Other	14,710	11,478
	$282,740	$276,068

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$6,949	$8,294
Accrued expenses	9,461	14,240
Deferred revenue	6,082	6,022
Deferred tax liability	24,545	17,550
Total liabilities	47,037	46,106

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued or outstanding
Common stock, no par - shares authorized 40,000,000;
issued and outstanding November 30, 2010 - 23,977,155;
May 31, 2010 - 23,960,694	34,210	33,555
Retained earnings	201,493	196,407
Total shareholders' equity	235,703	229,962
	$282,740	$276,068